 Exhibit 99.2
P.F. CHANG’S COMPLETES PURCHASE OF PEI WEI MINORITY INTEREST
SCOTTSDALE, Arizona, January 10, 2006 – P.F. Chang’s China Bistro, Inc. (NASDAQ:PFCB) reported today that it completed the previously announced purchase of the 13% minority interest held by key employees in its Pei Wei Asian Diner subsidiary for approximately $22.5 million, thereby making Pei Wei Asian Diner a wholly owned subsidiary. The purchase price consideration consisted of $7.1 million in cash and the conversion of outstanding options to purchase 98,100 common shares of Pei Wei Asian Diner Inc. stock into options to purchase 306,773 shares of P.F. Chang’s China Bistro Inc. stock. The transaction did not involve any changes in management or key positions at Pei Wei.
P.F. Chang’s China Bistro Inc. owns and operates two restaurant concepts in the Asian niche. P.F. Chang’s China Bistro features a blend of high-quality, traditional Chinese cuisine and American hospitality in a sophisticated, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared Asian cuisine in a relaxed, warm environment offering attentive counter service and take-out flexibility.
The statements contained in this press release that are not purely historical are forward looking statements. The accuracy of these forward-looking statements may be affected by certain risks and uncertainties, including, but not limited to, changes to existing accounting rules or differing interpretations to our current accounting practices and other risks described in the Company’s recent SEC filings.

Contact:	P.F. Chang’s China Bistro, Inc.	(480) 888-3000
	Media:	Laura Cherry	laurac@pfchangs.com
	Investor:	Bert Vivian	bertv@pfchangs.com